As filed with the Securities and Exchange Commission on July 15, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MagnaChip Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	83-0406195
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o MagnaChip Semiconductor S.A.

1, Allée Scheffer, L-2520

Luxembourg, Grand Duchy of Luxembourg

(Address of principal executive offices)

MAGNACHIP SEMICONDUCTOR CORPORATION 2020 EQUITY AND INCENTIVE COMPENSATION PLAN

(Full title of plans)

(Copy to:)

Theodore S. Kim

Chief Compliance Officer, EVP, General Counsel and Secretary

c/o MagnaChip Semiconductor, Inc.

60 South Market Street, Suite 750

San Jose, CA 95113

Tel: (408) 625-5999

Fax: (408) 625-5990

(Name, address and telephone number, including area code, of agent for service)

Micheal J. Reagan, Esq. W. Stuart Ogg, Esq. Jones Day 1755 Embarcadero Road Palo Alto, CA 94303 Tel: (650) 739-3939 Fax: (650) 739-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	6,007,715	$10.12	$60,798,075.80	$7,891.59

(1)

The amount being registered also includes an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends and anti-dilution provisions and other terms pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Represents the number of shares of common stock, par value $0.01 per share (“Common Stock”), of MagnaChip Semiconductor Corporation (the “Registrant”), deliverable pursuant to the MagnaChip Semiconductor Corporation 2020 Equity and Incentive Compensation Plan (the “2020 Plan”), representing (a) 1,309,000 shares of Common Stock newly authorized for issuance under the 2020 Plan, plus (b) 1,149,921 shares of Common Stock available as of the effective date of the 2020 Plan for future awards under the MagnaChip Semiconductor Corporation 2011 Equity Incentive Plan (the “Prior Plan”), plus (c) 3,548,794 shares of Common Stock subject to awards granted under the Prior Plan or the MagnaChip Semiconductor LLC 2009 Common Unit Plan that may become available for issuance under the 2020 Plan if any such award (in whole or in part) is forfeited, cancelled, expires, is settled for cash, or is unearned.

(3)

Determined solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on $10.12, which is the average of the high and low prices for the Registrant’s Common Stock as reported on the New York Stock Exchange on July 8, 2020.

EXPLANATORY NOTE

This Registration Statement covers the offer and sale of an aggregate of 6,007,715 shares of Common Stock, representing (a) 1,309,000 shares of Common Stock newly authorized for issuance under the 2020 Plan, plus (b) 1,149,921 shares of Common Stock available as of the effective date of the 2020 Plan for future awards under the Prior Plan, plus (c) 3,548,794 shares of Common Stock subject to awards granted under the Prior Plan or the MagnaChip Semiconductor LLC 2009 Common Unit Plan that may become available for issuance under the 2020 Plan if any such award (in whole or in part) is forfeited, cancelled, expires, is settled for cash, or is unearned.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 (filed on February 21, 2020);

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (filed on May 11, 2020);

3.	The Registrant’s Current Reports on Form 8-K filed on March 2, 2020, March 27, 2020, March 31, 2020, May 21, 2020 and June 17, 2020; and

4.

The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March  1, 2011, as amended on March 10, 2011, including any amendment or report filed for the purpose of updating such description (Commission File No. 001-34791).

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement. The Registrant will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party or who is threatened to be made a party by reason of such person being or having been a director, officer, employee of or agent to the registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is not permitted by DGCL.

As permitted by the DGCL, our bylaws provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions; (2) we are permitted to indemnify our other employees and agents to the extent that we indemnify our officers and directors; (3) we are required to advance expenses, as incurred, to our directors and officers in connection with any legal proceeding, subject to certain exceptions; and (4) the rights conferred in our bylaws are not exclusive.

We have entered into indemnification agreements with our directors and officers. The indemnification agreements provide for indemnification and advancement of expenses to our directors and officers under certain circumstances for acts or omissions to the extent permissible under Delaware law. We also maintain directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

3.1	Certificate of Incorporation of MagnaChip Semiconductor Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2011).

3.2	Amended and Restated Bylaws of MagnaChip Semiconductor Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 6, 2016).

3.3	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of MagnaChip Semiconductor Corporation, as filed with the Secretary of the State of Delaware on March 6, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 6, 2015).

5.1	Opinion of Jones Day.

23.1	Consent of Samil PricewaterhouseCoopers.

23.2	Consent of Jones Day (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	MagnaChip Semiconductor Corporation 2020 Equity and Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 17, 2020).

99.2	MagnaChip Semiconductor Corporation 2020 Form of Restricted Stock Units Agreement (Non-employee Directors)

99.3	MagnaChip Semiconductor Corporation 2020 Form of Restricted Stock Units Agreement (Section 16 Officers)

99.4	MagnaChip Semiconductor Corporation 2020 Form of Restricted Stock Units Agreement - Financial Performance (CEO)

99.5	MagnaChip Semiconductor Corporation 2020 Form of Restricted Stock Units Agreement - Financial Performance (Non-CEO Section 16 Officers)

99.6	MagnaChip Semiconductor Corporation 2020 Form of Restricted Stock Units Agreement - TSR Performance (CEO)

99.7	MagnaChip Semiconductor Corporation 2020 Form of Restricted Stock Units Agreement - TSR Performance (Non-CEO Section 16 Officers)

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Seoul, Republic of Korea on July 15, 2020.

MAGNACHIP SEMICONDUCTOR CORPORATION

By:	/s/ Young-Joon Kim
Young-Joon Kim Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Young-Joon Kim and Theodore S. Kim and each or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, including any and all post-effective amendments and amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons on behalf of MagnaChip Semiconductor Corporation and in the capacities and on the dates indicated:

Date

/s/ Young-Joon Kim Young-Joon Kim, Chief Executive Officer (Principal Executive Officer) and Director	July 15, 2020

/s/ Young Soo Woo Young Soo Woo, Chief Financial Officer (Principal Financial Officer)	July 15, 2020

/s/ Shinyoung Park Shinyoung Park, Chief Accounting Officer (Principal Accounting Officer)	July 15, 2020

/s/ Camillo Martino	July 15, 2020
Camillo Martino, Non-Executive Chairman of the Board of Directors

/s/ Melvin Keating Melvin Keating, Director	July 15, 2020

/s/ Ilbok Lee Ilbok Lee, Director	July 15, 2020

/s/ Gary Tanner Gary Tanner, Director	July 15, 2020

/s/ Nader Tavakoli Nader Tavakoli, Director	July 15, 2020